Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

GENTHERM INCORPORATED

a Michigan corporation

ARTICLE I

The name of the Corporation is: GENTHERM INCORPORATED.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act.

ARTICLE III

A. The total number of shares which the corporation is authorized to issue is 59,991,000, of which 55,000,000 shall be Common Stock, without par value, and 4,991,000 shall be Preferred Stock, without par value.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the voting and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

C. Intentionally Omitted.

D. The Board hereby designates 25,000 shares of the Corporation’s Preferred Stock as “Series B Preferred Stock”, with the rights, preferences, privileges and restrictions set forth below.

1. DIVIDENDS AND DISTRIBUTIONS.

(a) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of common stock (the “Common Stock”) of the Corporation, and of any other stock ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (a) of this Section 1 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

2. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

3. CERTAIN RESTRICTIONS.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

4. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

5. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount per share (the “Series B Liquidation Preference”) equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of

Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(c) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

6. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. NO REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable by the Company.

8. RANK. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series B Preferred Stock.

9. AMENDMENT. At any time any shares of Series B Preferred Stock are outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a single class.

10. FRACTIONAL SHARES. Series B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

E. The Board of Directors hereby designates 7,000 shares of the Corporation’s Preferred Stock as “Series C Convertible Preferred Stock”, with the rights, preferences, privileges and restrictions set forth below.

1. DIVIDENDS.

(a) The holders of shares of Series C Convertible Preferred Stock (the “Preferred Shares”, and each holder of Preferred Shares, a “Holder” and collectively, the “Holders”), shall be entitled to receive dividends (“Dividends”), which Dividends shall be paid by the Corporation out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in shares of Common Stock or cash on the Stated Value (as defined below) of such Preferred Share, which Dividends for the avoidance of doubt shall be calculated on such Preferred Shares without giving effect to any reduction for the payment of any Installment Amount payable on such date, at the Dividend Rate (as defined below), which shall be cumulative. Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable quarterly in arrears on the first day of the applicable quarter (each, a “Dividend Date”) with the first Dividend Date being September 1, 2011, and the last Dividend Date being the Maturity Date. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

(b)

(i) Dividends shall be payable on each Dividend Date, to the record holders of the Preferred Shares on the applicable Dividend Date, in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure and so long as the delivery of Dividend Shares would not violate the provisions of Section E(8) of this Article III; provided, however, that the Corporation may, at its option and to the extent permitted under the Bank Facility following notice to each Holder, pay Dividends on any Dividend Date in cash (“Cash Dividends”) or in a combination of, to the extent permitted under the Bank Facility, Cash Dividends and, so long as there has been no Equity Conditions Failure, Dividend Shares. The Corporation shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder on the Dividend Notice Due Date (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) elects to pay Dividends as Cash Dividends or a combination of Cash Dividends and Dividend Shares and specifies the amount of Dividends that shall be paid as Cash Dividends and the amount of Dividends, if any, that shall be paid in Dividend Shares and (2) certifies (x) that there has been no Equity Conditions Failure as of such time, if any portion of the Dividends shall be paid in Dividend Shares, and (y) that Dividends are permitted to be paid in cash under the Bank Facility, if any portion of the Dividends shall be paid as Cash Dividends. If any portion of Dividends for a particular Dividend Date shall be paid in Dividend Shares, then (I) contemporaneously with the delivery of the Dividend Election Notice on the applicable Dividend Notice Date, the Corporation shall pay to the Holder, in accordance with Section E(1)(b)(ii) of this Article III, a number of shares of Common Stock equal to (x) the amount of Dividends payable on the applicable Dividend Date in Dividend Shares divided by (y) the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the Dividend Notice Date (the “Pre-Dividend Shares”) and (II) on the Dividend Date, the Corporation shall deliver a notice setting forth the calculation of the Dividend Balance Shares (and the calculation of the component parts of such calculation) and shall pay to the Holder, in accordance with Section E(1)(b)(ii) of this Article III, a number of shares of Common Stock equal to any Dividend Balance Shares. Notwithstanding the foregoing, the Corporation may, to the extent permitted under the Bank Facility, deliver an irrevocable notice (certifying that the payment of cash pursuant to the election under this notice is permitted under the Bank Facility) to all but not less than all of the Holders not less than 12 Trading Days prior to the Dividend Date electing to pay on the Dividend Date cash in lieu of any Dividend Balance Shares otherwise deliverable on the applicable Dividend Date in an amount to each Holder equal to the product of (z) the number of such Holder’s Dividend Balance Shares otherwise deliverable but for this election on the Dividend Date and (w) the lower of (a) the then applicable Conversion Price and (b) that price computed as 90% of the Market Price as of the applicable Dividend Date (without taking into account the delivery of any Pre-Dividend Shares). Dividends to be paid on a Dividend Notice Date or on a Dividend Date in Dividend Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded up to the nearest whole share). If the Equity Conditions are not satisfied as of the Dividend Notice Date or if the delivery of Dividend Shares would violate the provisions of Section E(8) of this Article III, then unless the Corporation has elected to pay such Dividends in cash and such payment is permitted under the Bank Facility, the Dividend Notice shall indicate that the Dividends shall be paid in cash to the extent such payment is permitted under the Bank Facility; provided, however, that if the delivery of the Dividend Shares would not violate the provisions of Section E(8) of this Article III, the Dividend Notice shall also indicate that the Holder may waive the Equity Conditions but that unless such conditions are waived, the Dividends shall be paid in cash to the extent such payment is permitted under the Bank Facility; provided, that to the extent that such Dividend Notice indicates that payment of Dividends in cash is not permitted under the Bank Facility and the Holder does not waive the Equity Conditions or the delivery of the Dividend Shares would violate the provisions of Section E(8) of this Article III, then such Dividends shall be paid in accordance with the provisions set forth below in Section E(1)(c), (d) and (e) with such unpaid Dividends accumulating additional Dividends thereon at the Dividend Rate from the applicable Dividend Date until such Dividends are paid.

(ii) When any Dividend Shares are to be paid on a Dividend Notice Date or a Dividend Date, as applicable, the Corporation shall (i) (A) provided that the Corporation’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Dividend Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system, or (B) if the foregoing shall not apply, issue and deliver on the applicable Dividend Notice Date or Dividend Date, as the case may be, to the address set forth in the register maintained by the Corporation for such purpose or to such address as specified by the Holder in writing to the Corporation at least two (2) Business Days prior to the applicable Dividend Notice Date or Dividend Date, a certificate, registered in the name of the Holder or its designee, for the number of Dividend Shares to which the Holder shall be entitled and (ii) with respect to each Dividend Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Dividends. Notwithstanding the foregoing, the Corporation shall not be entitled to pay Dividends in Dividend Shares and shall be required to pay all such Dividends in cash as Cash Dividends on the applicable Dividend Notice Date or Dividend Date if, unless consented to in writing by the Holder, there has been an Equity Conditions Failure or if the delivery of the Dividend Shares would violate the provisions of Section E(8) of this Article III. If a Triggering Event or Equity Conditions Failure occurs during the period from the Dividend Notice Date through the Dividend Date, then on the Dividend Date, at the Holder’s option, either (1) the Holder may require the Corporation to pay the Dividend due on the applicable Dividend Date as Cash Dividends (including any Dividends represented by Pre-Dividend Shares) and, in conjunction with receipt of such cash payment, shall return the applicable number of Pre-Dividend Shares or (2) in lieu of the Dividend Balance Shares that would otherwise be deliverable on the Dividend Date under Section E(1)(b)(i) of this Article III, the Holder may require the Corporation to pay an amount to the Holder as Cash Dividends equal to the Dividend Balance Amount and the Holder shall retain the Pre-Dividend Shares. Notwithstanding the foregoing, to the extent that the Corporation is required to pay Cash Dividends pursuant to this Section E(1)(b)(ii) and such Cash Dividends are not permitted under the Bank Facility, then such Dividends shall be paid in accordance with the provisions set forth below in Sections E(1)(c), (d) and (e) with such unpaid Dividends accumulating additional Dividends thereon at the Dividend Rate from the applicable Dividend Date until such Dividends are paid.

(c) If the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any portion of Dividends as Cash Dividends on the applicable Dividend Date is not permitted under the Bank Facility, the Corporation shall be required to confirm in the applicable Dividend Election Notice that the Dividends not permitted by the Bank Facility to be paid as Cash Dividends on such Dividend Date will be paid as Dividend Shares.

(d) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of Cash Dividends is permitted under the Bank Facility, the Corporation shall be required to elect in the applicable Dividend Election Notice to satisfy the Dividends as Cash Dividends; provided, however, that if only a portion of the Dividends is permitted to be paid in cash under the Bank Facility, the Corporation shall pay in Cash Dividends the maximum amount so permitted to be paid under the Bank Facility and the Corporation shall pay the remainder of the Dividends in Dividend Shares to the extent that there are authorized and unissued shares of Common Stock, and the Corporation shall pay to the Holder any remaining unpaid portion of the Dividends either in Dividend Shares or in Cash Dividends in accordance with Section E(1) of this Article III upon the earliest of the satisfaction of the conditions in Sections E(1)(b), (c) or (d) of this Article III; provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(e)(x) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any amount of Cash Dividends is not permitted under the Bank Facility, or (y) if the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any amount of Cash Dividends is not permitted under the Bank Facility and there is an Equity Conditions Failure on the Dividend Notice Date which is not waived by the Holder, the Corporation shall pay to the Holder the Dividends in Dividend Shares to the extent that there are authorized and unissued shares of Common Stock and the Corporation shall pay to the Holder any unpaid Dividends either in Dividend Shares or in Cash Dividends in accordance with Section E(1) of this Article III upon the earliest of the satisfaction of the conditions in Sections E(1)(b), (c) or (d) of this Article III; provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(f) Notwithstanding any other provision of Section E of this Article III, Dividends shall be payable on the Preferred Shares only when, as and if declared by the Board. In the event the Board fails to declare any Dividends, then such unpaid Dividends shall accumulate additional Dividends thereon at the Dividend Rate from the applicable Dividend Date until such Dividends are paid.

(g) For purposes of clarification, the obligation of the Corporation to pay Dividends pursuant to this Section E(1) shall be reduced to the extent that such Dividends were included in any Additional Amount otherwise paid pursuant hereto.

2. CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Corporation’s Common Stock on the terms and conditions set forth in this Section E(2).

(a) Certain Defined Terms. For purposes of Section E of this Article III the following terms shall have the following meanings:

(i) “Additional Amount” means, on a per Preferred Share basis, the product of (A) the result of the following formula: (Dividend Rate)(N/365) and (B) the Stated Value.

(ii) “AMEX” means the NYSE AMEX Equities.

(iii) “Bank Facility” means the Credit Agreement, entered into as of March 30, 2011, among the Corporation, Amerigon Europe GmbH, a German limited liability company, each lender from time to time party hereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as the same may be amended, amended and restated, supplemented, replaced, substituted, refinanced or otherwise modified from time to time; provided (with the following conditions being referred to herein as the “Bank Facility Conditions”), that such amendment, amendment and restatement, supplement, replacement, substitution, refinancing and any other modifications are made in good faith and without intent to circumvent any restriction hereunder and do not, individually or in the aggregate, (i) increase the aggregate principal amount of the Indebtedness under the Bank Facility to an amount in excess of $150,000,000 (provided that any principal amount outstanding under the Bank Facility that is denominated in a currency other than the U.S. Dollars shall be treated as having been exchanged for U.S. Dollars at the exchange rate stated in the Wall Street Journal on the Initial Issuance Date), (ii) increase the aggregate amount of Capital Leases (as defined in the Bank Facility) permitted under the Bank Facility or alter in any way the definition of Capital Leases as defined in the Bank Facility, (iii) cause or have the effect of restricting, limiting or otherwise preventing any payments or other distributions on the Preferred Shares in accordance with and pursuant to Section E of this Article III, whether in cash, shares of Common Stock, other equity securities, debt securities or other property (in each case, in accordance with the terms and conditions of this Section E of this Article III) beyond any restrictions set forth in the Bank Facility on the Initial Issuance Date, or (iv) amend, amend and restate, supplement, replace, substitute, refinance or otherwise modify from time to time, or assign or otherwise transfer any rights and obligations under, the Bank Facility or other agreements or documents in connection with the Bank Facility which would have the effect of any portion of the Indebtedness under the Bank Facility being held, directly or indirectly, by or for the benefit of any entity other than (I) a commercial bank having total assets in excess of $5,000,000,000 or any affiliate or subsidiary thereof, so long as such affiliate or subsidiary (a) is not an investment fund, managed account or other similar investment vehicle or an investment adviser (as defined in the Investment Advisers Act of 1940, as amended) to any such investment fund, managed account or other similar investment vehicle or an entity directly or indirectly established by or on behalf of any of the foregoing, and (b) is regularly engaged in the business of providing asset based loans, or (II) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with the United States generally accepted accounting principles, consistently applied, in excess of $250,000,000.

(iv) “Bloomberg” means Bloomberg Financial Markets.

(v) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vi) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(vii) “Change of Control” means any Fundamental Transaction, other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.

(viii) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder. If the Corporation and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section E(2)(d)(iii) of this Article III hereof. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(ix) “Company Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Installment Date.

(x) “Company Conversion Price” means as of any date of determination, that price which shall be, the lower of (i) the applicable Conversion Price and

(ii) that price computed as 90% of the Market Price determined as of the applicable Installment Settlement Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Company Conversion Measuring Period.

(xi) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(xii) “Conversion Amount” means the sum of (A) the Additional Amount and (B) the Stated Value.

(xiii) “Conversion Price” means $15.83, subject to adjustment as provided herein.

(xiv) “Conversion Share Ratio” means, as to any Installment Date, the quotient of (i) the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date divided by (ii) the number of Post-Installment Conversion Shares relating to such Installment Date.

(xv) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xvi) “Dividend Balance Amount” means for any Dividend Date, an amount equal to (i) the Dividends due on such Dividend Date minus (ii) an amount equal to (A) the Dividends due on such Dividend Date multiplied by (B) the Dividend Share Ratio.

(xvii) “Dividend Balance Shares” means, for any Dividend Date, a number of shares of Common Stock equal to (i) the Post-Dividend Shares for such date minus (ii) the amount of any Pre-Dividend Shares delivered with respect to such date; provided, that in the event that the amount of Pre-Dividend Shares exceeds the Post-Dividend Shares for such date, the Dividend Balance Shares shall equal zero (0).

(xviii) “Dividend Measuring Period” means the twenty (20) consecutive Trading Day period ending two (2) Trading Days immediately prior to the applicable Dividend Date.

(xix) “Dividend Notice Due Date” means the twenty-third (23rd) Trading Day prior to the applicable Dividend Date.

(xx) “Dividend Rate” means (A) eight percent (8.0%) per annum and (B) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, fifteen percent (15%) per annum.

(xxi) “Dividend Share Ratio” means, as to any applicable date of determination, (i) the number of Pre-Dividend Shares delivered in connection with a Dividend Date divided by (ii) the number of Post-Dividend Shares relating to such Dividend Date.

(xxii) “Eligible Market” means the Principal Market, NYSE, AMEX, The NASDAQ Global Market or The NASDAQ Capital Market.

(xxiii) “Equity Conditions” means: (A) on each day during the period beginning thirty (30) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), all shares of Common Stock issued and issuable upon conversion of the Preferred Shares, as Dividend Shares (but only with respect to any Dividend Shares to be issued in connection with the event requiring determination, if any, and not any other event), as Additional Conversion Shares (but only with respect to any Additional Conversion Shares to be issued in connection with the event requiring determination, if any, and not any other event) or as otherwise required hereunder shall be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; (B) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or an Eligible Market and shall not have been suspended from trading from all such exchanges or markets (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Corporation) nor shall proceedings for such delisting or suspension from all such exchanges or markets have been commenced, threatened or pending either (1) in writing by such exchange or market or (2) by falling below the minimum listing maintenance requirements of such exchange or market; (C) on each day during the Equity Conditions Measuring Period, the Corporation shall have delivered Common Stock upon conversion of the Preferred Shares and as otherwise required to the Holders on a timely basis as set forth in Section E(2)(d)(ii) of this Article III hereof; (D) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section E(8) of this Article III hereof or the rules or regulations of the applicable Principal Market; (E) during the Equity Conditions Measuring Period, the Corporation shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (F) during the Equity Conditions Measuring Period, there shall not have occurred either (1) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (2) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (G) the Corporation shall have no knowledge of any fact that would cause all shares of Common Stock issued and issuable upon conversion of the Preferred Shares, as Dividend Shares (but only with respect to any Dividend Shares to be issued in connection with the event requiring determination, if any, and not any other event), as Additional Conversion Shares (but only with respect to any Additional Conversion Shares to be issued in connection with the event requiring determination, if any, and not any other event) or as otherwise required hereunder not to be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; and (H) the Corporation otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xxiv) “Equity Conditions Failure” means that on each applicable date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(xxv) “Escrow Account” has the meaning set forth in the Escrow Agreement.

(xxvi) “Escrow Agreement” has the meaning set forth in the Securities Purchase Agreement.

(xxvii) “Escrow Balance” has the meaning set forth in the Escrow Agreement.

(xxviii) “Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another Person, or (iii) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize or reclassify its Common Stock, or (B) any Person or Persons makes a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (C) after the Initial Issuance Date, any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 50% or more of the outstanding shares of Voting Stock, (y) 50% or more of the shares of Voting Stock not beneficially owned by such Person or Persons as of the Initial Issuance Date, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Person to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their shares of Common Stock without approval of the shareholders of the Corporation.

(xxix) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(xxx) “Initial Company Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Company Installment Notice Date.

(xxxi) “Initial Company Conversion Price” means, as of any date of determination, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Company Installment Notice Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Initial Company Conversion Measuring Period.

(xxxii) “Initial Issuance Date” means the date that the Preferred Shares are initially issued by the Corporation in accordance with the requirements of the Securities Purchase Agreement.

(xxxiii) “Initial Make-Whole Conversion Price” means, as of the date of determination, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Share Delivery Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Initial Make-Whole Conversion Measuring Period.

(xxxiv) “Initial Make-Whole Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Share Delivery Date.

(xxxv) “Installment Amount” means with respect to each Installment Date, an amount equal to the aggregate Stated Value of the lesser of (A) 778 Preferred Shares and (B) the number of Preferred Shares outstanding on such Installment Date, as any such Installment Amount for each Holder may be reduced pursuant to the terms hereof, whether upon conversion, redemption or otherwise.

(xxxvi) “Installment Balance Conversion Shares” means, for any Installment Date, a number of shares of Common Stock equal to (i) the Post-Installment Conversion Shares with respect to such Installment Date minus (ii) the amount of any Pre-Installment Conversion Shares delivered with respect to the related Installment Date; provided, that in the event that the amount of Pre-Installment Conversion Shares exceeds the Post-Installment Conversion Shares for such date, then the Installment Balance Conversion Shares shall equal zero (0).

(xxxvii) “Installment Date” means, the first (1st) Business Day of each three (3) calendar month period beginning on September 1, 2011 through the Maturity Date.

(xxxviii) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxxix) “Make-Whole Additional Amount” means, as to the applicable event on any applicable date, the amount of any Dividends per applicable Preferred Share that, but for such event, would have accrued with respect to such Preferred Share if such Preferred Share had remained outstanding for the period from such event through the scheduled Installment Date for such Preferred Share. For clarification purposes, the following example illustrates the calculation of the Make-Whole Additional Amount: in the event that, after the Release Date and prior to the first Installment Date, there is a conversion of 1,000 Preferred Shares pursuant to Section E(2), without any special elections being made, the Make-Whole Additional Amount shall be the sum of (x) the amount of Dividends for 778 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the last Installment Date, plus (y) the Dividends for 222 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the second to last Installment Date. For clarity, if there is a conversion that is not made ratably among all Holders, the foregoing example shall be appropriately adjusted to reflect the Pro Rata Portion of Preferred Shares such that, as an example, if there is a conversion by a Holder (that had acquired a total of 700 Preferred Shares on the Issuance Date) of 100 Preferred Shares pursuant to Section E(2) after the Release Date and prior to the first Installment Date, without any special elections being made, the Make-Whole Additional Amount for such Holder shall be the sum of (x) the amount of Dividends for 78 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the last Installment Date, plus (y) the Dividends for 22 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the second to last Installment Date.

(xl) “Make-Whole Balance Conversion Shares” means, for any Make-Whole Conversion Date, a number of shares of Common Stock equal to (i) the Post-Make-Whole Conversion Shares with respect to such Make-Whole Conversion Date minus (ii) the amount of any Pre-Make-Whole Conversion Shares delivered with respect to the related Make-Whole Conversion Date; provided, that in the event that the amount of Pre-Make-Whole Conversion Shares exceeds the Post-Make-Whole Conversion Shares for such date, then the Make-Whole Balance Conversion Shares shall equal zero (0).

(xli) “Make-Whole Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Make-Whole Conversion Date.

(xlii) “Make-Whole Conversion Price” means, as of the date of determination, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Make-Whole Conversion Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Make-Whole Conversion Measuring Period.

(xliii) “Make-Whole Share Ratio” means, as to any Make-Whole Conversion Date, the quotient of (i) the number of Pre-Make-Whole Conversion Shares delivered in connection with such Make-Whole Conversion Date divided by (ii) the number of Post-Make-Whole Conversion Shares relating to such Make-Whole Conversion Date.

(xliv) “Market Price” means the arithmetic average of the fifteen (15) lowest VWAPs during the twenty (20) consecutive Trading Day period ending two (2) Trading Days immediately prior to the applicable date of determination pursuant hereto. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable period.

(xlv) “Material Subsidiary” means any Subsidiary or Subsidiaries that, individually or in the aggregate, is a significant subsidiary as defined in Regulation S-X.

(xlvi) “Maturity Date” means, with respect to the Preferred Shares, September 1, 2013, unless extended pursuant to Section E(2)(d)(vii).

(xlvii) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid in full by the Corporation on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred.

(xlviii) “NYSE” means The New York Stock Exchange, Inc.

(xlix) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(l) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent

Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(li) “Permitted Indebtedness” means (i) up to a maximum of $150,000,000 U.S. Dollars aggregate principal amount of Indebtedness under the Bank Facility (provided that any principal amount outstanding under the Bank Facility that is denominated in a currency other than the U.S. Dollars shall be treated as having been exchanged for U.S. Dollars at the exchange rate stated in the Wall Street Journal on the Initial Issuance Date), and (ii) the aggregate amount of any additional Indebtedness expressly permitted under Section 7.03 of the Bank Facility as in effect on the Initial Issuance Date.

(lii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(liii) “Post-Dividend Shares” means, for any Dividend Date, that number of shares of Common Stock equal to the applicable cash amount of Dividends to be paid in Dividend Shares hereunder on such Dividend Date divided by the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price as of the applicable Dividend Date (without taking into account the delivery of any Pre-Dividend Shares).

(liv) “Post-Installment Conversion Shares” means, for any Installment Date, that number of shares of Common Stock equal to the applicable Company Conversion Amount for such Installment Date divided by the Company Conversion Price (without taking into account the delivery of any Pre-Installment Conversion Shares).

(lv) “Post-Make-Whole Conversion Shares” means, for any Make-Whole Conversion Date, that number of shares of Common Stock equal to the applicable Additional Conversion Obligations to be paid as Additional Conversion Shares for such Make-Whole Conversion Date divided by the Make-Whole Conversion Price (without taking into account the delivery of any Pre-Make-Whole Conversion Shares).

(lvi) “Principal Market” means The NASDAQ Global Select Market.

(lvii) “Pro Rata Portion” means, for each Holder at any time of determination, a fraction the numerator of which is the number of Preferred Shares held by such Holder on the Initial Issuance Date and the denominator of which is the total number of Preferred Shares issued on the Initial Issuance Date. In the event that a Holder shall sell or otherwise transfer any of its Preferred Shares, the transferee shall be allocated a pro rata portion of the transferring Holder’s Pro Rata Portion.

(lviii) “Redemption Prices” means, collectively, the Triggering Event Redemption Price, the Maturity Date Redemption Price, the Change of Control Redemption Price, any Installment Amount and any other redemption price set forth herein (including in each case any interest, damages and Make-Whole Additional Amount thereon), each of the foregoing, individually, a Redemption Price.

(lix) “Registration Statement” means the Corporation’s Registration Statement on Form S-3 (File number 333-171787).

(lx) “Release Date” means the date of the release to the entities set forth in the Purchase Release Instruction (as defined in the Escrow Agreement) of the Escrow Balance from the Escrow Account in accordance with the Securities Purchase Agreement and the Escrow Agreement.

(lxi) “Required Holders” means the Holders of Preferred Shares that are not subsidiaries or affiliates of the Corporation representing at least sixty-six percent (66%) of the aggregate Preferred Shares then outstanding held by Holders that are not affiliates of the Corporation.

(lxii) “Securities Purchase Agreement” means the Securities Purchase Agreement, dated on or about the date the Certified Resolution of the Board of Directors of Amerigon Incorporated Establishing and Designating the Relative Rights and Preferences of Series C 8% Convertible Preferred Stock was first filed with the Michigan Department of Energy, Labor and Economic Growth, by and between the Corporation and the investors listed on the Schedule of Buyers attached thereto.

(lxiii) “Stated Value” means $10,000.

(lxiv) “Subsidiaries” means any joint venture or entity in which the Corporation, directly or indirectly, owns capital stock or an equity or similar interest, including any subsidiaries formed or acquired after the Initial Issuance Date.

(lxv) “Successor Entity” means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(lxvi) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(lxvii) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Section E.

(lxviii) “Trading Day” means any day on which the shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided, that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lxix) “Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

(lxx) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(lxxi) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Eligible Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)); (b) if the Common Stock is not then listed or quoted on an Eligible Market, and if the Common Stock is listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. If the Corporation and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section E(2)(d)(iii) of this Article III below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(lxxii) “W.E.T. Date” has the meaning set forth in the Securities Purchase Agreement.

(b) Holder’s Conversion Right. Subject to the provisions of Section E(8) of this Article III, at any time or times on or after the Release Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accumulated but unpaid Dividends per Preferred Share then remaining and any other applicable amounts, into fully paid and nonassessable shares of Common Stock in accordance with Section E(2)(d) of this Article III at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share and related amounts pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by (x) facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, and (y) depositing with a nationally recognized overnight express courier, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and the Transfer Agent and (B) if required by Section E(2)(d)(viii) of this Article III, surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or comply with the procedures set forth in Section E(13) of this Article III) (the “Preferred Stock Certificates”).

(ii) Corporation’s Response.

(A) Upon receipt by the Corporation of copy of a Conversion Notice, the Corporation shall (I) as soon as practicable, but in any event within one (1) Trading Day (the “Confirmation Date”), send via facsimile or electronic mail a confirmation of receipt of such Conversion Notice (the “Confirmation”) to such Holder and the Transfer Agent, which Confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, (II) on or before the third (3rd) Trading Day following the date on which the Conversion Notice has been delivered to the Corporation (which for purposes of this Section E(2)(d)(ii) and Sections E(2)(d)(v)(A)(2), E(2)(d)(v)(B) and E(2)(d)(v)(C) and the defined terms “Initial Make-Whole Conversion Price” and “Initial Make-Whole Conversion Measuring Period” shall be upon receipt of a facsimile or electronic mail copy of the Conversion Notice and for purposes of Section E(2)(d)(v)(A)(1) shall be one Business Day after deposit of the Conversion Notice with a nationally recognized overnight express courier) (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its DWAC system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, and (III) pay to the Holder the Make-Whole Additional Amount per Preferred Share converted in accordance with the provisions of Section E(2)(d)(ii)(B) of this Article III. In the event that a Holder converts, or the Corporation causes the conversion of, less than all of the Holder’s remaining Preferred Shares, the Stated Value converted shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Conversion Notice or other applicable notice. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section E(2)(d)(viii) of this Article III, is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(B) The Corporation shall pay the Make-Whole Additional Amount per Preferred Share converted as set forth in Section E(2)(d)(ii)(A) (the “Additional Conversion Obligations”) in accordance with the following:

(1) Subject to Section 23, if the Corporation has obtained both the Principal Market Stockholder Approval (as defined in the Securities Purchase Agreement) and the Authorized Share Stockholder Approval (as defined in the Securities Purchase Agreement) and if the payment in cash of such Additional Conversion Obligations is permitted under the Bank Facility, the Corporation shall pay to the Holder the Additional Conversion Obligations in shares of Common Stock (“Additional Conversion Shares”) so long as there has been no Equity Conditions Failure; provided, however, that the Corporation may, at its option, indicate in the Confirmation that it shall pay such Additional Conversion Obligations on the Share Delivery Date in cash (“Cash Additional Conversion Payment”) or in a combination of a Cash Additional Conversion Payment (to be paid on the Share Delivery Date) and Additional Conversion Shares (to be delivered as set forth below in this Section E(2)(d)(ii)(B)(1)). The Confirmation shall either (a) confirm that the Additional Conversion Obligations shall be paid in Additional Conversion Shares or (b) specify the amount of the Additional Conversion Obligations that shall be paid as a Cash Additional Conversion Payment and the amount of Additional Conversion Obligations, if any, that shall be paid in Additional Conversion Shares. If any Additional Conversion Shares are to be issued in accordance with the Confirmation, the Corporation shall certify in the Confirmation that the Equity Conditions have been satisfied as of the Confirmation Date. If any portion of the Additional Conversion Obligations are paid as a Cash Additional Conversion Payment in accordance with the Confirmation, the Corporation shall certify in the Confirmation that the Cash Additional Conversion Payment is permitted under the Bank Facility. If the Equity Conditions are not satisfied as of the Confirmation Date, then unless the Corporation has elected to pay such Additional Conversion Obligations as a Cash Additional Conversion Payment, the Confirmation shall indicate that unless the Holder waives the Equity Conditions, the Additional Conversion Obligations shall be paid as a Cash Additional Conversion Payment (if permitted under the Bank Facility). If the Equity Conditions were satisfied as of the Confirmation Date but the Equity Conditions are no longer satisfied at any time prior to the Make-Whole Conversion Date, the Corporation shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Additional Conversion Obligations shall be paid as a Cash Additional Conversion Payment (if permitted under the Bank Facility) within two (2) Business Days of such notice. If the Corporation does not timely deliver a Confirmation or if it does not specify in the Confirmation whether it selects to pay any portion of the Additional Conversion Obligations as a Cash Additional Conversion Payment, then the Corporation shall be deemed to have delivered an irrevocable Confirmation confirming a payment of the whole amount of the Additional Conversion Obligations in Additional Conversion Shares.

(i) If the Corporation delivers a Confirmation and confirms, or is deemed to have confirmed, a payment of the Additional Conversion Obligations, in whole or in part, as Additional Conversion Shares in accordance with Section E(2)(d)(ii)(B)(1) of this Article III, then on the Share Delivery Date, the Corporation shall, or shall direct the Transfer Agent to, deliver to the Holder’s account with DTC, or issue the Holder a certificate for, a number of shares of Common Stock equal to the quotient of (A) such amount of Additional Conversion Obligations divided by (B) the Initial Make-Whole Conversion Price (the “Pre-Make-Whole Conversion Shares”). On the twenty-third (23d) Trading Day immediately after the Share Delivery Date (the “Make-Whole Conversion Date”), the Corporation shall deliver a notice setting forth the calculation of the Make-Whole Balance Conversion Shares (and the calculation of the component parts of such calculation) to the Holders and shall, or shall direct the Transfer Agent to, deliver to the Holder’s account with DTC, or issue to the Holder a certificate for, a number of additional shares of Common Stock, if any, equal to the Holder’s Make-Whole Balance Conversion Shares. Notwithstanding the foregoing, the Corporation may, to the extent permitted under the Bank Facility, deliver an irrevocable notice (certifying that the payment of cash pursuant to the election under this notice is permitted under the Bank Facility) to all but not less than all Holders not less than 12 Trading Days prior to the Make-Whole Conversion Date electing to pay on the Make-Whole Conversion Date cash in lieu of any Make-Whole Balance Conversion Shares otherwise deliverable on the applicable Make-Whole Conversion Date in an amount to each Holder equal to the product of (z) the number of such Holder’s Make-Whole Balance Conversion Shares otherwise deliverable but for this election on the Make-Whole Conversion Date and (w) the otherwise applicable Make-Whole Conversion Price. If a Triggering Event occurs during the period from any Confirmation Date through the Make-Whole Conversion Date and a Holder elects a Triggering Event Redemption in accordance with Section E(3)(b) of this Article III, then, at the Holder’s option, either (1) the Holder, upon receipt of the Triggering Event Redemption Price (which Redemption Price shall include redemption of any portion of Additional Conversion Obligations represented by Pre-Make-Whole Conversion Shares that the Holder returns to the Corporation), shall return any Pre-Make-Whole Conversion Shares delivered in connection with the applicable Make-Whole Conversion Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the Triggering Event Redemption Price, to the Corporation or (2) the Conversion Amount used to calculate the Triggering Event Redemption Price shall be reduced by the product of (x) the Holder’s Additional Conversion Obligations represented by Pre-Make-Whole Conversion Shares applicable to such Make-Whole Conversion Date multiplied by (y) the Make-Whole Share Ratio of such Holder.

(ii) If there is an Equity Conditions Failure at any time after the Confirmation Date and prior to the Make-Whole Conversion Date, then at the option of the Holder designated in writing to the Corporation (the “First Make-Whole Redemption Notice”), the Holder may require the Corporation to (A) redeem all or any part designated by the Holder of the applicable Additional Conversion Obligations paid as Additional Conversion Shares (such designated amount is referred to as the “First Make-Whole Redemption Amount”) on the third (3rd) Trading Day after the date of delivery of the applicable First Make-Whole Redemption Notice, and the Corporation shall pay to the Holder on such Trading Day, by wire transfer of immediately available funds, an amount in cash equal to 125% of such First Make-Whole Redemption Amount, and/or (B) the conversion pursuant to this Section E(2) shall be null and void with respect to all or any part designated by the Holder of the applicable

Preferred Shares and the Holder shall be entitled to all the rights of a holder of Preferred Shares with respect to such number of the Preferred Shares; provided, however, that the Conversion Price for such applicable Preferred Shares shall thereafter be adjusted to equal the lowest of (1) the then applicable Conversion Price, (2) the Make-Whole Conversion Price as in effect on the date on which the Holder voided such conversion, and (3) the Make-Whole Conversion Price as if determined on the date on which the Holder delivers a Conversion Notice relating thereto. In the event the Holder elects to require payment of the First Make-Whole Redemption Amount upon an Equity Conditions Failure following the Confirmation Date, at the Holder’s option, either (x) the Holder shall, upon receipt of a First Make-Whole Redemption Amount (which amount shall include redemption of any portion of Additional Conversion Obligations represented by Pre-Make-Whole Conversion Shares that the Holder returns to the Corporation), return any Pre-Make-Whole Conversion Shares delivered in connection with the applicable Make-Whole Conversion Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the First Make-Whole Redemption Amount, to the Corporation or (y) any related First Make-Whole Redemption Amount shall be reduced by the product of (I) the Company Conversion Amount of such Holder applicable to such Make-Whole Conversion Date multiplied by (II) the Make-Whole Conversion Share Ratio of such Holder. All shares of Common Stock issued pursuant to Section E(2)(d)(ii)(B) of this Article III shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded up the nearest whole share).

(2) If the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any portion of Additional Conversion Obligations in cash on the applicable Share Delivery Date is not permitted under the Bank Facility, the Corporation shall be required to confirm in the applicable Confirmation that the Additional Conversion Obligations not permitted by the Bank Facility to be paid in cash on such Share Delivery Date will be paid as Additional Conversion Shares.

(3) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of the Additional Conversion Obligations is permitted under the Bank Facility, the Corporation shall be required to elect in the applicable Confirmation to satisfy the Additional Conversion Obligations as a Cash Additional Conversion Payment; provided, however, that if only a portion of the Additional Conversion Obligations is permitted to be paid in cash under the Bank Facility, the Corporation shall pay in cash the maximum amount so permitted to be paid under the Bank Facility and the Corporation shall pay the remainder of the Additional Conversion Obligations in Additional Conversion Shares to the extent that there are authorized and unissued shares of Common Stock, and the Corporation shall pay to the Holder any remaining unpaid portion of the Additional Conversion Obligations either in Additional Conversion Shares or in cash in accordance with E(2)(d)(ii)(B) of this Article III upon the earliest of the satisfaction of the conditions in clauses (1), (2) or (3) of such Section E(2)(d)(ii)(B); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(4)(x) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and

if the payment in cash of any amount of the Additional Conversion Obligations is not permitted under the Bank Facility, or (y) if the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Additional Conversion Obligations is not permitted under the Bank Facility and there is an Equity Conditions Failure on the Confirmation Date which is not waived by the Holder, the Corporation shall pay to the Holder the Additional Conversion Obligations in Additional Conversion Shares to the extent that there are authorized and unissued shares of Common Stock and the Corporation shall pay to the Holder any unpaid Additional Conversion Obligations either in Additional Conversion Shares or in Cash Additional Conversion Payment in accordance with Section E(2)(d)(ii)(B) of this Article III upon the earliest of the satisfaction of the conditions in clauses (1), (2) or (3) of such Section E(2)(d)(ii)(B); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s rights, under Section E(3) of this Article III, with such rights with respect to clause (x) of this Section E(2)(d)(ii)(B)(4) being limited to the applicable portions of the Additional Conversion Obligations which are not paid by the Corporation on the applicable Divided Notice Dates or Dividend Dates on which the Corporation would have been required to pay such portion of the Additional Conversion Obligations as a Dividend if the Holder had not delivered a related Conversion Notice (each a “Missed Dividend Payment” and such applicable portions of the Additional Conversion Obligations, the “Missed Dividend Payment Amounts”).

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price, Closing Bid Price, VWAP or the arithmetic calculation of the Conversion Rate, the Corporation shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the Closing Sale Price, Closing Bid Price or VWAP or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile (A) the disputed determination of the Closing Sale Price, Closing Bid Price or VWAP, as applicable, to an independent, reputable investment bank selected by the Corporation and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Corporation’s independent, outside accountant. The Corporation shall cause, at the Corporation’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Corporation’s Failure to Timely Convert.

(A) Cash Damages.

(1) If (x) on or prior to the Share Delivery Date, the Corporation shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Corporation’s receipt of a Preferred Stock Certificate the Corporation shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section E(2)(d)(ii) of this Article III, then in addition to all other available remedies which such holder may pursue hereunder, the Corporation shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one percent (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Corporation has failed to deliver a Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Corporation fails to pay the additional damages set forth in this Section E(2)(d)(v)(A)(1) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Corporation continues to fail to make such payments, to require the Corporation, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

(2) In addition to the foregoing, if on or prior to the Share Delivery Date, the Corporation shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or a Company Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided, that the voiding of a Holder’s Conversion Notice shall not effect the Corporation’s obligations to make any payments which have accumulated prior to the date of such notice pursuant to Section E(2)(d)(v)(A) of this Article III or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest VWAP of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Section E.

(C) Conversion Failure. If for any reason (i) a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares and (ii) such Holder has delivered a written notice of such non-receipt to the Corporation not less than three Trading Days prior to the date such Holder may elect to give notice pursuant to this Section E(2)(d)(v)(C) and the Holder has not received all of the shares of Common Stock to which such Holder is entitled on or prior to such third Trading Day after such notice of non-receipts is delivered pursuant to this clause (ii) (a “Conversion Failure”), then the Holder, upon written notice to the Corporation, may require that the Corporation redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Corporation has not delivered shares of Common Stock, in accordance with Section E(3) of this Article III.

(vi) Pro Rata Conversion; Disputes. In the event the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Preferred Shares, the Corporation shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section E(2)(d)(iii) of this Article III.

(vii) Mandatory Redemption at Maturity. If any Preferred Shares remain outstanding on the Maturity Date after giving effect to any Company Conversions and

Company Redemptions occurring on such date, the Corporation shall redeem such Preferred Shares in cash in an amount equal to the outstanding Conversion Amount for each such Preferred Share (the “Maturity Date Redemption Price”). The Corporation shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Corporation fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of one percent (1.0%) per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Corporation to convert any or all of such Holder’s Preferred Shares for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the lower of (x) the applicable Conversion Price and (y) that price computed as 90% of the Market Price determined as of the date of such conversion election. If the Corporation has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date may be extended at the option of any applicable Holder for any Preferred Shares held by such Holder until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price. The Maturity Date also may be extended at the option of any applicable Holder for any Preferred Shares held by such Holder for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section E(8) of this Article III or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (as indicated in a notice from the Corporation to the Holders delivered thirty (30) Trading Days prior to the Maturity Date) or waived by the applicable Holder prior to and as of the Maturity Date. All redemptions shall be made on a pro-rata basis to all holders of outstanding Preferred Shares. Except as explicitly permitted herein, the Corporation does not have the right to require any Holder to redeem any of its outstanding Preferred Shares or any unpaid Dividends thereon.

(viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Corporation unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Corporation shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the

Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S ARTICLES OF INCORPORATION RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION E(2)(d)(viii) THEREOF, THE PREFERRED EQUITY SUBORDINATION AGREEMENT REFERRED TO IN THE BANK FACILITY (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION), AND SECTION 9(P) OF THE SECURITIES PURCHASE AGREEMENT (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION). THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF THE PREFERRED EQUITY SUBORDINATION AGREEMENT AND ALL TRANSFEREES ARE SUBJECT TO SECTION 9(P) OF THE SECURITIES PURCHASE AGREEMENT. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION E(2)(d)(viii) OF THE ARTICLES OF INCORPORATION RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE AND ANY REMAINING INSTALLMENT AMOUNTS MAY HAVE BEEN REDUCED IN CONNECTION WITH CERTAIN PAYMENTS.

(e) Taxes.

(i) Any and all payments made by the Corporation hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, will be made after any Tax Deduction required by law. If the Corporation becomes aware that it must make a Tax Deduction with respect to any particular payment coming due, it must notify the affected Holders promptly.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(ii) The Corporation agrees to pay in accordance with applicable law, and to indemnify and hold each Holder harmless from and against, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Corporation must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iii) The obligations of the Corporation under this Section E(2)(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section E(2)(f).

(i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section E(2)(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features as dividends or grants of rights to existing holders of Common Stock), then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section E(2)(f).

(iii) Voluntary Adjustment By The Corporation. The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Corporation.

(g) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section E(2)(f) of this Article III, the Corporation shall give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section E(2)(d)(iii) of this Article III.

(ii) The Corporation shall give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided, that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) The Corporation shall also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided, that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

3. REDEMPTION AT OPTION OF HOLDERS.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from trading or failure of the Common Stock to be listed on the Principal Market or another Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(ii)(A) a Conversion Failure occurs or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Section E;

(iii) at any time following the tenth (10th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section E(8) of this Article III or otherwise);

(iv) the Corporation’s failure to pay to the Holder, whether in cash, shares of Common Stock, other equity securities, debt securities or other property (in each case, in accordance with the terms and conditions of this Section E of this Article III), and whether or not such payment is permitted under the Bank Facility, (x) any amount due, including any amount that would be due if not prohibited by the Bank Facility, on any Dividend Notice Date, Dividend Date, Installment Notice Date, Installment Date or the Maturity Date or as a Make Whole Amount (or instead, if applicable, the Missed Dividend Payment Amounts) or Redemption Price or otherwise; or (y) within five (5) Business Days following written notice delivered to the Corporation of any other amounts when and as due pursuant to Section E of this Article III or any other Transaction Document;

(v) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Corporation or any Material Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Corporation or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Material Subsidiary under any applicable Federal or State law or (iii) a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(vi) the commencement by the Corporation or any Material Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation or any Material Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation or any Material Subsidiary in furtherance of any such action;

(vii) the Corporation breaches any representation, warranty, covenant or other term or condition of any Transaction Document and such breach results in a Material Adverse Effect (as defined in the Securities Purchase Agreement substituting “any Holder” for the term “Company” and adding to such definition “and the ability of any Holder to receive the benefits under any Transaction Documents”), except so long as the Corporation has provided a notice of Triggering Event within the required time, then in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least five (5) Business Days after written notice of such breach is received by the Corporation; or

(viii) a breach of any Bank Facility Condition.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, to require the Corporation to redeem (a “Triggering Event Redemption”) all or a portion of such Holder’s Preferred Shares, or, in connection with Triggering Events caused solely by Missed Dividend Payments, all or a portion of such Holder’s Preferred Shares with a Stated Value equal to the aggregate Missed Dividend Payment Amounts, at a price per Preferred Share equal to the sum of (i) the greater of (A) 125% of the Conversion Amount and (B) the product of (1) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (2) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the Holder delivers the Notice of Redemption at Option of Holder and (ii) the Make-Whole Additional Amount per Preferred Share being redeemed (the sum of the foregoing clauses (i) and (ii), the “Triggering Event Redemption Price”). To the extent that the Corporation is not permitted to effect such Triggering Event Redemption under the Bank Facility, the Corporation shall remain obligated for any and all payments in connection with such Triggering Event Redemption and the Holder acknowledges that such payments will be subject to the rights under the Bank Facility; provided, however, but subject to the applicable terms of the Preferred Equity Subordination Agreement (as defined in the Bank Facility), that nothing in these Articles of Incorporation shall prevent or limit any Holder from pursuing any remedies at law or in equity available to such Holder in connection with the terms and provisions of the Preferred Shares as set forth in these Articles of Incorporation notwithstanding the terms and provisions of the Bank Facility.

(c) Mechanics of Redemption at Option of Holders. Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Corporation to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Corporation, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d) Payment of Redemption Price. Upon the Corporation’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Corporation shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Corporation’s receipt of such notice(s). The Corporation shall deliver on the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder (the “Triggering Event Redemption Date”) by wire transfer of immediately available funds, an amount in cash equal to the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder. To the extent redemptions required by this Section E(3) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Corporation, such redemptions shall be deemed to be voluntary prepayments. If the Corporation is unable to redeem all of the Preferred Shares submitted for redemption, the Corporation shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Section E, pay to each Holder interest at the rate of one percent (1.0%) per month (prorated for partial months) of the amount owed by the Corporation to such Holder in respect of each unredeemed Preferred Share until paid in full. In the event less than all of a Holder’s remaining Preferred Shares are redeemed pursuant hereto, the Stated Value redeemed shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Notice of Redemption at Option of Holder or other applicable notice. The Holders and Corporation agree that in the event of the Corporation’s redemption of any Preferred Shares under this Section E(3), the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section E(3) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Corporation does not pay a Redemption Price within the applicable time period, at any time thereafter and until the Corporation pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile or electronic mail (the “Void Optional Redemption Notice”). Upon the Corporation’s receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Corporation shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Corporation and (B) the lowest VWAP of the Common Stock during the period beginning on the date on which the Redemption Notice is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice is delivered to the Corporation.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Redemption Price, such dispute shall be resolved pursuant to Section E(2)(d)(iii) of this Article III above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Corporation’s obligations to make any payments which have accumulated prior to the date of such notice. In the event of a redemption pursuant to this Section E of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

4. REDEMPTION BY THE CORPORATION.

(a) Company Installment Conversion or Redemption.

(i) General. On each applicable Installment Date, provided there has been no Equity Conditions Failure as of the applicable notice or payment dates, the Corporation shall convert from each Holder of the Preferred Shares its Pro Rata Portion of the Installment Amount due on such date by converting such Installment Amount, in accordance with this Section E(4)(a) (a “Company Conversion”); provided, however, that the Corporation may, at its option following notice to the Holders, pay the Installment Amount by redeeming such Installment Amount (a “Company Redemption”), to the extent that such Company Redemption is permitted under the Bank Facility, or by any combination of a Company Conversion and a Company Redemption so long as all of the outstanding applicable Installment Amount shall be converted and/or redeemed by the Corporation on the applicable Installment

Date, subject to the provisions of this Section E(4). On or prior to the date which is the twenty-third (23rd) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Corporation shall deliver written notice (each, a “Company Installment Notice” and the date all of the Holders receive such notice is referred to as the “Company Installment Notice Date”), to each Holder of Preferred Shares which Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of the Preferred Shares shall be converted in whole pursuant to a Company Conversion (such amount to be converted, including any accumulated Additional Amount related to all outstanding Preferred Shares, the “Company Conversion Amount”) or (B) state that the Corporation shall redeem for cash, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption (such amount to be redeemed, including any accumulated Additional Amount related to all outstanding Preferred Shares, the “Company Redemption Amount”) and the portion, if any, that the Corporation elects to convert pursuant to a Company Conversion (such amount, including any accumulated Divided, also, a “Company Conversion Amount”) which amounts when added together, must equal the applicable Installment Amount and (ii) (x) if the Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice and (y) if the Installment Amount is to be paid, in whole or in part, pursuant to a Company Redemption, certify that the Company Redemption is permitted under the Bank Facility. Each Company Installment Notice shall be irrevocable. If the Corporation does not timely deliver a Company Installment Notice in accordance with this Section E(4)(a)(i), then the Corporation shall be deemed to have delivered an irrevocable Company Installment Notice confirming a Company Conversion and shall be deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied. Except as expressly provided in this Section E(4)(a)(i), the Corporation shall convert and/or redeem the applicable Installment Amount of the Preferred Shares pursuant to this Section E(4)(a) pro rata among all the Holders. The Company Conversion Amount (whether set forth in the Company Installment Notice or by operation of this Section E(4)(a)) shall be converted in accordance with Section E(4)(a)(ii) of this Article III and the Company Redemption Amount shall be redeemed in accordance with Section E(4)(a)(iii) of Article III.

(ii) Mechanics of Company Conversion.

(1) If the Corporation delivers a Company Installment Notice and confirms, or is deemed to have confirmed, in whole or in part, a Company Conversion in accordance with Section E(4)(a) of this Article III, then on the Company Installment Notice Date, the Corporation shall, or shall direct the Transfer Agent to, deliver to each Holder’s account with DTC, or issue each Holder a certificate for, a number of shares of Common Stock equal to each Holder’s Pro Rata Portion of the quotient of (A) such Company Conversion Amount divided by (B) the Initial Company Conversion Price (the “Pre-Installment Conversion Shares”). On the second (2nd) Trading Day immediately after the end of the Company Conversion Measuring Period (the “Installment Settlement Date”), the Corporation shall deliver a notice setting forth the calculation of the Installment Balance Conversion Shares (and the calculation of the component parts of such calculation) to the Holders and shall, or shall direct the Transfer Agent to, deliver to each Holder’s account with DTC, or issue to each Holder a certificate for, a number of additional shares of Common Stock, if any, equal to each Holder’s Installment Balance Conversion Shares. Notwithstanding the foregoing, the Corporation may, to the extent permitted under the Bank Facility, deliver an irrevocable notice (certifying that the payment of cash pursuant to the election under this notice is permitted under the Bank Facility) to all but not less than all Holders not less than 12 Trading Days prior to the Installment Settlement Date electing to pay on the Installment Settlement Date cash in lieu of any Installment Balance Conversion Shares otherwise deliverable on the applicable Installment Settlement Date in an amount to each Holder equal to the product of (z) the number of such Holder’s Installment Balance Conversion Shares otherwise deliverable but for this election on the Installment Settlement Date and (w) the otherwise applicable Company Conversion Price. If a Triggering Event occurs during the period from any Company Installment Notice Date through the Installment Settlement Date and a Holder elects a Triggering Event Redemption in accordance with Section E(3)(b) of this Article III, then, at the Holder’s option, either (1) the Holder, upon receipt of the Triggering Event Redemption Price (which Redemption Price shall include redemption of any portion of a Company Conversion Amount represented by Pre-Installment Conversion Shares that the Holder returns to the Corporation), shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the Triggering Event Redemption Price, to the Corporation or (2) the Conversion Amount used to calculate the Triggering Event Redemption Price shall be reduced by the product of (x) the Holder’s Company Conversion Amount applicable to such Installment Date multiplied by (y) the Conversion Share Ratio of such Holder.

(2) If there is an Equity Conditions Failure at any time after the Company Installment Notice Date and prior to the Installment Settlement Date, then at the option of any Holder designated in writing to the Corporation (the “First Redemption Notice”), the Holder may require the Corporation to do either one or both of the following: (A) the Corporation shall redeem all or any part designated by the Holder of the applicable Company Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on the third (3rd) Trading Day after the date of delivery of the applicable First Redemption Notice, and the Corporation shall pay to the Holder on such Trading Day, by wire transfer of immediately available funds, an amount in cash equal to 125% of such First Redemption Amount, and/or (B) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the applicable Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of Preferred Shares with respect to such amount of the Company Conversion Amount; provided, however, that the Conversion Price for such applicable Company Conversion Amount shall thereafter be adjusted to equal the lowest of (1) the then applicable Conversion Price, (2) the Company Conversion Price as in effect on the date on which the Holder voided the Company Conversion and (3) the Company Conversion Price as in effect on the date on which the Holder delivers a Conversion Notice relating thereto. In the event the Holder elects to require payment of the First Redemption Amount upon an Equity Conditions Failure following the Company Installment Notice Date, at the Holder’s option, either (x) the Holder shall, upon receipt of a First Redemption Amount (which amount shall include redemption of any portion of a Company Conversion Amount represented by Pre-Installment Conversion Shares that the Holder returns to the Corporation), return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the First Redemption Amount, to the Corporation or (y) any related First Redemption Amount shall be reduced by the product of (I) the Company Conversion Amount of such Holder applicable to such Installment Date multiplied by (II) the Conversion Share Ratio of such Holder. If the

Corporation fails to redeem any First Redemption Amount on or before the applicable payment date, by payment of such amount on the applicable payment date, then the Holder shall have the rights set forth in Section E(3)(e) of this Article III as if the Corporation failed to pay the applicable Company Redemption Price and all other rights as a Holder of Preferred Shares (including, without limitation, such failure constituting a Triggering Event described in Section E(3)(a)(iv) of this Article III). Notwithstanding anything to the contrary in this Section E(4)(a)(ii), but subject to Section E(8) of this Article III, until the Corporation delivers Common Stock representing the Company Conversion Amount to the Holder, the Company Conversion Amount may be converted by the Holder into Common Stock pursuant to Section E(2) of this Article III. In the event that the Holder elects to convert the Company Conversion Amount prior to the applicable Company Installment Notice Date as set forth in the immediately preceding sentence, the Company Conversion Amount so converted shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Conversion Notice or other applicable notice. Notwithstanding anything to the contrary herein, to the extent that the Corporation informs the Holder that redemption by the Corporation of the Preferred Shares as contemplated pursuant to this Section E(4)(a)(ii) is not permitted under the Bank Facility, the Holder shall deliver a notice to the Corporation indicating the portion or portions of the Installment Amount not so redeemable that the Holder elects to have added to the Installment Dates set forth in such notice.

(iii) Mechanics of Company Redemption. If the Corporation elects, or is deemed to have confirmed, a Company Redemption in accordance with Section 4(a)(i), then the Company Redemption Amount which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Corporation, and the Corporation shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to 100% of the Company Redemption Amount. If the Corporation fails to redeem the Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then at the option of the Holder designated in writing to the Corporation (any such designation shall be deemed a “Conversion Notice” pursuant to Section E(2)(d) of this Article III), the Holder may require the Corporation to convert all or any part of the Company Redemption Amount at 75% of the Company Conversion Price as of the Installment Date. Conversions required by this Section 4(a)(iii) shall be made in accordance with the provisions of Section E(2) of this Article III. Notwithstanding anything to the contrary in this Section E(4)(a)(iii), but subject to Section E(8) of this Article III, until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section E(2) of this Article III. In the event a Holder elects to convert all or any portion of the Company Redemption Amount applicable to such Holder prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Redemption Amount so converted shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Conversion Notice or other applicable notice.

(iv) If the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any portion of the Installment Amount in cash on the applicable Installment Date is not permitted under the Bank Facility, the Corporation shall be required to confirm in the applicable Company Installment Notice that the Installment Amount not permitted by the Bank Facility to be paid in cash on such Installment Date will be paid in shares of Common Stock.

(v) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of the Installment Amount is permitted under the Bank Facility, the Corporation shall be required to elect in the applicable Confirmation to satisfy the Installment Amount as a Company Redemption; provided, however, that if only a portion of the Installment Amount is permitted to be paid in cash under the Bank Facility, the Corporation shall pay in cash the maximum amount so permitted to be paid under the Bank Facility and the Corporation shall pay the remainder of the Installment Amount in Company Conversion to the extent that there are authorized and unissued shares of Common Stock, and the Corporation shall pay to the Holder any remaining unpaid portion of the Installment Amount either in Company Conversion or in cash in accordance with Section E(4)(a) of this Article III upon the earliest of the satisfaction of the conditions in clauses (i), (iv) or (v) of such Section E(4)(a); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(vi)(x) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Installment Amount is not permitted under the Bank Facility, or (y) if the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Installment Amount is not permitted under the Bank Facility and there is an Equity Conditions Failure on the Company Installment Notice Date which is not waived by the Holder, the Corporation shall pay to the Holder the Installment Amount in Company Conversion to the extent that there are authorized and unissued shares of Common Stock and the Corporation shall pay to the Holder any unpaid portion of the Installment Amount either in Company Redemption or in Company Conversion in accordance with Section E(4)(a) of this Article III upon the earliest of the satisfaction of the conditions in clauses (i), (iv) or (v) of such Section E(4)(a); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(b) In the event that the Release Date does not occur on or prior to the W.E.T. Date, as soon as practicable following the W.E.T. Date but in no event later than two (2) Trading Days thereafter, the Corporation shall redeem all of the Preferred Shares by (1) paying in cash to each Holder an amount per outstanding Preferred Share of such Holder equal to the sum of (x) 102.5% of the Stated Value of such Preferred Shares plus (y) all accumulated and unpaid Dividends on all such Preferred Shares, and (2) issuing to each Holder, in accordance with the terms of the Securities Purchase Agreement, Series A Warrants (as defined in the Securities Purchase Agreement) representing the right to acquire their Pro Rata Portion of 1,125,000 shares of Common Stock (as appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock after the Initial Issuance Date). For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, the Corporation acknowledges that any shares of Common Stock issued in a Cashless Exercise (as defined in the Series A Warrants) of any or all of the Series A Warrants shall be deemed to have been acquired by the Holder, and the holding period for such shares of Common Stock shall be deemed to have commenced, on the Initial Issuance Date.

(c) Other than as specifically permitted by this Section E, the Corporation may not redeem any of the outstanding Preferred Shares and any unpaid Dividends thereon.

5. OTHER RIGHTS OF HOLDERS.

(a) Assumption. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Section E and the other Transaction Documents in accordance with the provisions of this Section E(5)(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Section E including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Section E referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Section E with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted to reflect the value of such Fundamental Transaction, in accordance with the provisions of this Section E. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

(b) Purchase Rights. In addition to any adjustments pursuant to Section E(2) of this Article III above, if at any time the Corporation grants, issues or sells or has granted, issued or sold any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (including the Shareholder Rights Plan adopted by the Board of Directors in January 2009 (as amended or otherwise modified, the “Rights Plan”)) (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation). Assuming no Holder acquires more than 4.99% of the outstanding shares of Common Stock at the time of such acquisition other than pursuant to, and in accordance with, the terms of the Transaction Documents or in accordance with this Section E, notwithstanding anything to the contrary in the Rights Plan, the issuance of the Preferred Shares, the Series A Warrants and any shares of Common Stock pursuant to the terms and provisions in this Section E and the terms and provisions of the Series A Warrants shall not cause the applicability in any way or shall not put into effect in any way any of the provisions of the Rights Plan.

6. RESERVATION OF SHARES.

(a) Prior to receipt of the Authorized Share Stockholder Approval, the Corporation shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Preferred Shares equal to 100% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date. From and after receipt of the Authorized Share Stockholder Approval, if received, the Corporation shall reserve out of its authorized and unissued Common Stock 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding at the then applicable Conversion Rate with respect to the then applicable Conversion Amount. The Corporation shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided, that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant hereto (without regard to any limitations on conversions) (the “Required Reserve Amount”); provided, further, that any Dividend Shares and Additional Conversion Shares issued by the Corporation shall not be issued from any Common Stock so reserved. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares then outstanding at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

7. VOTING RIGHTS. The Preferred Shares shall confer no voting rights upon the holders thereof, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

8. LIMITATIONS ON BENEFICIAL OWNERSHIP.

(a) The Corporation shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (or 9.99% if otherwise notified by the Holder on such Holder’s signature block in the Securities Purchase Agreement, which such notice shall be immediately effective on the Initial Issuance Date) (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section E(8), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules, regulations and interpretations promulgated thereunder, including without limitation, Release No. 34-39538. The Holder shall certify in all Conversion Notices delivered pursuant to Section E(2)(d) hereof the aggregate number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates other than pursuant to the Preferred Shares (excluding shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any securities of the Corporation beneficially owned by the Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules, regulations and interpretations promulgated thereunder. In connection with any conversion of any Preferred Share, the Corporation shall be entitled to rely upon such certification by the Holder. For purposes of this Section E(8), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any Holder, the Corporation shall within two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Shares, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.

(b) The Corporation shall not be obligated to issue any shares of Common Stock as Dividend Shares or upon conversion of Preferred Shares, and the Holders of Preferred Shares shall not have the right to receive any Dividend Shares or upon conversion of Preferred Shares any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue as Dividend Shares and upon conversion or exercise, as applicable, of Preferred Shares or otherwise without breaching the Corporation’s obligations under the rules or regulations of the Principal Market (such limitation, as of the Closing Date, being 19.99% of the number of shares of Common Stock outstanding on the Closing Date) (the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no

Holder of Preferred Shares shall be issued in the aggregate, upon conversion or payment, as applicable, of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Closing Date (as defined in the Securities Purchase Agreement) and the denominator of which is the aggregate number of all Preferred Shares issued to the Holders pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.

9. CHANGE OF CONTROL REDEMPTION RIGHT; DISSOLUTION, WINDING-UP.

(a) Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via overnight courier to the Holders (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known. At any time during the period (the “Change of Control Period”) beginning at the earlier of (x) the Holder becoming aware of the Change of Control (regardless of how the Holder becomes aware of such transaction and the status of such transaction), (y) the public announcement of such Change of Control, and (z) the Holder’s receipt of a Change of Control Notice, and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Corporation to redeem (a “Change of Control Redemption”) in cash all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Corporation, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section E(9)(a) shall be redeemed by the Corporation in cash at a price (the “Change of Control Redemption Price”) equal to the sum of (I) the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock during the period commencing as of the Trading Day immediately prior to the public announcement of such proposed Change of Control and ending as of the Trading Day immediately prior to the consummation of such Change of Control by (2) the Conversion Price and (II) the applicable Make-Whole Additional Amount for the Preferred Shares being redeemed. The Corporation shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Corporation’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section E(9)(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section E(9)(a), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Preferred Shares may be converted, in whole or in part, by any Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Corporation’s Common Stock pursuant to Section E(2)(c)(i) of this Article III. In the event of a partial redemption of the Preferred Shares pursuant hereto, the Stated Value redeemed shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Change of Control Redemption Notice or other applicable notice. The parties hereto agree that in the event of the Corporation’s redemption of any portion of the Preferred Shares under this Section E(9)(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section E(9)(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Corporation does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section E(3)(e) of this Article III.

(b) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Corporation of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Preferred Share equal to the greater of (i) the sum of the Conversion Amount plus the Make-Whole Additional Amount, and (ii) the amount the Holder of such Preferred Share would have received in such Liquidation Event had such Holder converted such Preferred Share into Common Stock pursuant to this Section E immediately prior to such Liquidation Event; provided, that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with the Articles of Incorporation or their respective certificate of designations, preferences and rights, as applicable, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Corporation shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of, shares of other classes or series of preferred stock of the Corporation junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

10. NEGATIVE COVENANTS.

(a) As long as any Preferred Shares are outstanding, unless the Required Holders shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(b) No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Preferred Shares or Series A Warrants, unless the same consideration is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Corporation and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(c) Except for dividends and grants pursuant to the Rights Plan, while any Preferred Shares are outstanding, the Corporation shall not, directly or indirectly, declare or pay or otherwise distribute any dividends or distributions (whether in cash, any securities or other property) on the shares of Common Stock.

11. RANKING. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Corporation shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a Liquidation Event. The Corporation shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a Liquidation Event; provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before 91 days after the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.

12. VOTE TO CHANGE THE TERMS OF OR ISSUE PREFERRED SHARES. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Corporation may: (a) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Corporation the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock or other Capital Stock (other than the Preferred Shares); (f) amend any provision of the Articles of Incorporation with respect to the Preferred Shares or (g) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

13. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Corporation to convert such Preferred Shares into Common Stock.

14. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Section E shall be cumulative and in addition to all other remedies available under this Section E, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Section E. The Corporation covenants to each Holder that there shall be no characterization concerning this Section E other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. CONSTRUCTION. This Section E shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any person as the drafter hereof.

16. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. NOTICE. Whenever notice or other communication is required to be given under this Section E, unless otherwise provided herein, such notice shall be given in accordance with the following instructions: (a) if within the domestic United States, by first class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or, as specified in this Section E of this Article III, by facsimile or by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the party giving such notice or other communication), provided, that any notice or other communications sent by facsimile or by electronic mail shall also be sent by a nationally recognized overnight express courier, or (b) if delivered from outside the United States, by International Federal Express, and (c) will be deemed given (i) if delivered by first class registered or certified domestic mail, three (3) Business Days after being so mailed, (ii) if delivered by nationally recognized overnight express courier, one (1) Business Day after being so mailed, and (iii) if delivered by International Federal Express, two (2) Business Days after being so mailed, and (iv) if delivered by facsimile or electronic mail, upon mechanical or electronic confirmation of transmission, and will be delivered and addressed as follows:

(a) if to the Corporation, to:

Amerigon Incorporated

21680 Haggerty Road, Ste. 101

Northville, MI 48167

Attention: Daniel R. Coker

Facsimile: (248) 504-0500

E-mail: seriescnotices@amerigon.com

with a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Ave.

Detroit, MI 48226

Attention: Kenneth J. Phillips

Facsimile: (313) 465-7659

E-mail: kphillips@honigman.com

(b) if to a Holder, at such address or addresses as may have been furnished to the Corporation in writing.

The Corporation shall provide the Holder with prompt written notice of all actions taken pursuant to this Section E, including in reasonable detail a description of such action and the reason therefor. The Corporation may update its notice information by written notice to the Holders in accordance herewith.

18. TRANSFER OF PREFERRED SHARES. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

19. PREFERRED SHARE REGISTER. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Corporation shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

20. DISCLOSURE. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Section E, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

21. INDEPENDENT NATURE OF HOLDERS’ OBLIGATIONS AND RIGHTS. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Section E or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

22. PAYMENTS. Notwithstanding anything to the contrary herein, to the extent that any provision of this Section E permits the Corporation to make a payment to the Holders of Preferred Shares, at the Corporation’s option, in cash or in shares of Common Stock, the Corporation shall only be permitted to make any portion of such payment in shares of Common Stock if both of the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval have been obtained by the Corporation prior to the time of such elections; provided, however, that in the event that both of the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval have not been obtained and to the extent that the whole applicable payment by the Corporation to the applicable Holders is not permitted under the Bank Facility to be made only in cash, the Corporation shall pay in cash the amount of such payment which is permitted to be paid in cash under the Bank Facility and the Corporation shall make the remainder of such payment in shares of Common Stock to the extent that there are authorized and unissued shares of Common Stock.

23. CURRENCY. All payments made in cash pursuant to this Section E shall be made in U.S. Dollars by wire transfer in immediately available funds. Unless otherwise set forth in this Section E, all amounts set forth in this Section E shall be designated in U.S. Dollars.

ARTICLE IV

The address of the registered office is 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The mailing address of the registered office is the same as above. The name of the registered agent is Barry Steele.

ARTICLE V

The name and address of the incorporator is Barry Steele, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

ARTICLE VI

Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing. An electronic transmission consenting to an action is a written, signed and dated consent for purposes of this section to the extent permitted by the Business Corporation Act of Michigan.

ARTICLE VII

To the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to, or for or with respect to, any acts or omissions occurring before such repeal or modification. This Corporation is authorized to indemnify officers, employees or agents of this Corporation to the fullest extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect.

ARTICLE VIII

At a meeting of shareholders at which directors are to be elected, no shareholder shall be entitled to cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of such shareholder’s shares) unless the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of such shareholder’s intention to cumulate votes. If any shareholder has given such a notice, every shareholder entitled to vote may cumulate votes for candidates in the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled or distribute such shareholder’s votes on the same principle among any or all of the candidates as the shareholder thinks fit. In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

50